Exhibit 99.1

For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded management call 877-523-5612 (U.S. and Canada) 201-689-8483 (other countries) Passcode: 9256278 (Walmart)

Walmart reports FY 15 Q1 EPS of $1.10;
weather impacted EPS approximately $0.03

•
Wal-Mart Stores, Inc. (Walmart) reported first quarter diluted earnings per share from continuing operations (EPS) of $1.10, a decrease of 3.5 percent compared to last year's $1.14. Severe weather in the U.S. businesses negatively impacted EPS by approximately $0.03. Additionally, the company's effective tax rate for the quarter was higher than anticipated. The company still expects the full-year tax rate to range between 32 and 34 percent.

•
Consolidated net sales rose approximately $0.9 billion, or 0.8 percent, to $114.2 billion. Currency exchange rate fluctuations negatively impacted net sales by approximately $1.6 billion. Excluding currency,[1] net sales would have increased 2.1 percent.

•
Walmart U.S. comp sales were relatively flat as expected, down 8 basis points for the 13-week period ended May 2, 2014. Severe weather adversely impacted comp sales by approximately 20 basis points. Comp sales for the Neighborhood Market format rose approximately 5 percent. Walmart U.S. net sales increased $1.3 billion, or 2.0 percent.

•
Excluding the impact of currency exchange rate fluctuations,[1] Walmart International's net sales would have increased 3.4 percent to approximately $34 billion. On a reported basis, net sales were $32.4 billion, a decrease of 1.4 percent.

•	Sam's Club comp sales, without fuel,[1] decreased approximately 0.5 percent during the 13-week period ended May 2, 2014. Sam's Club delivered 10.9 percent membership income growth for the quarter.

•	E-commerce sales globally increased approximately 27 percent for the quarter.

•	Consolidated operating income was $6.2 billion, a decrease of 3.8 percent. Severe weather in the U.S. businesses negatively impacted the company's profit.

•	The company returned $2.2 billion to shareholders through dividends and share repurchases.

•	The company paid approximately $1.5 billion to purchase substantially all of the remaining outstanding shares of Walmart Chile.

1 See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., May 15, 2014 -- Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the first quarter ended April 30, 2014.

Consolidated net sales for the first quarter were $114.2 billion, an increase of 0.8 percent over last year. This quarter included the negative impact of approximately $1.6 billion from currency exchange rate fluctuations. Excluding currency,1 net sales would have increased 2.1 percent to $115.7 billion. Membership and other income increased 4.8 percent versus last year. Total revenue was $115.0 billion, an increase of approximately $0.9 billion, or 0.8 percent.

Consolidated net income attributable to Walmart was $3.6 billion, a decrease of 5.0 percent. Diluted earnings per share from continuing operations attributable to Walmart were $1.10, or 3.5 percent below last year's $1.14. The company estimated that EPS was adversely affected by approximately $0.03, due to lower net sales and higher direct costs associated with more severe weather than last year.

Weather impacted sales and expenses

"Walmart's first quarter net sales increased 0.8 percent over last year. Like other retailers in the United States, the unseasonably cold and disruptive weather negatively impacted U.S. sales and drove operating expenses higher than expected," said Doug McMillon, Wal-Mart Stores, Inc. president and chief executive officer.

"Walmart's underlying business is solid, and I'm confident in our long-term strategies. We'll continue to invest in price and enhance our service to improve sales," added McMillon. "We remain focused on growth across the enterprise, especially in small formats like Neighborhood Market in the U.S."

The company continued its significant investment in e-commerce initiatives, including the global technology platform, and sales worldwide rose approximately 27 percent.

"We have the opportunity to create transformative growth through stronger e-commerce capabilities," said McMillon. "Our investments are focused on improving customer experience and fulfillment capacity. We're working to deliver a relevant, personalized and seamless customer experience across all channels to further grow sales."

Returns

The company paid $1.55 billion in dividends and repurchased approximately 8 million shares for $626 million in the first quarter. In total, the company returned almost $2.2 billion to shareholders through dividends and share repurchases.

The company also spent approximately $1.5 billion to purchase substantially all of the remaining outstanding shares in Walmart Chile during the first quarter.

Return on investment1 (ROI) for the trailing 12-months ended April 30, 2014 was 16.7 percent, compared to 17.8 percent for the prior comparable period. The decrease in ROI was primarily due to a decrease in operating income, as well as investments in fixed assets.

Free cash flow1 was $3.8 billion for the quarter ended April 30, 2014, compared to $1.9 billion in the prior year. The increase in free cash flow was primarily due to the timing of income tax payments and lower capital expenditures.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Guidance

The company's financial guidance reflects a view of global economic trends and assumes currency rates remain at today's levels.

"We expect second quarter fiscal year 2015 diluted earnings per share from continuing operations to be between $1.15 and $1.25. This compares to $1.24 last year," said Charles Holley, executive vice president and chief financial officer. "Our guidance assumes incremental investments in e-commerce, headwinds from higher health care costs in the U.S. and increased investments in Sam's Club membership programs. We continue to expect our full-year effective tax rate to range between 32 and 34 percent. We expect our effective tax rate to be at the high end of this guidance for the second quarter."

U.S. comparable store sales results

The company reported U.S. comparable store sales based on its 13-week retail calendar for the periods ended May 2, 2014 and April 26, 2013 as follows:

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	5/2/2014	4/26/2013	5/2/2014	4/26/2013	5/2/2014	4/26/2013
Walmart U.S.	-0.1%	-1.4%	-0.1%	-1.4%	0.0%	0.0%
Sam's Club	-0.5%	0.2%	-0.8%	-0.2%	-0.3%	-0.4%
Total U.S.	-0.2%	-1.2%	-0.2%	-1.2%	0.0%	0.0%

During the 13-week period, Walmart U.S. comp traffic decreased 1.4 percent, while average ticket increased 1.3 percent. E-commerce sales positively impacted comp sales by approximately 0.3 percent for the 13-week period.

In the first quarter period, excluding fuel,1 Sam's Club comp traffic was down 0.2 percent, and ticket was down 0.3 percent. E-commerce sales positively impacted comp sales by approximately 0.2 percent for the 13-week period.

The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online, but fulfilled through the company's stores and clubs.

Net sales results

Net sales, including fuel, were as follows:

	Three Months Ended
	April 30,
(dollars in billions)	2014	2013	Percent Change
Walmart U.S.	$67.852	$66.553	2.0%
Walmart International	32.424	32.889	-1.4%
Sam's Club	13.891	13.871	0.1%
Consolidated	$114.167	$113.313	0.8%

1 See additional information at the end of this release regarding non-GAAP financial measures.

The following explanations provide additional context to the above table.

•
Excluding the impact of currency exchange rate fluctuations, Walmart International's net sales for the quarter would have been $34.0 billion, an increase of 3.4 percent over last year. Currency negatively impacted net sales by approximately $1.6 billion during the quarter.

•	Sam's Club net sales, excluding fuel,[1] were $12.2 billion for the quarter, an increase of 0.5 percent over last year.

•	Excluding the impact of currency exchange rate fluctuations, consolidated net sales would have increased 2.1 percent during the quarter to $115.7 billion.

Segment operating income

Segment operating income was as follows:

	Three Months Ended
	April 30,
(dollars in billions)	2014	2013	Percent Change
Walmart U.S.	$4.975	$5.197	-4.3%
Walmart International	1.202	1.163	3.4%
Sam's Club	0.479	0.490	-2.2%
Sam's Club (excluding fuel)	0.477	0.484	-1.4%

"I'm pleased with our overall performance this quarter. Our teams are executing key strategic initiatives and driving sales growth, while serving customers wherever and however they want to shop," said David Cheesewright, president and CEO of Walmart International. "We delivered on our commitment to grow operating income at a rate greater than sales, both reported and excluding currency."

"Membership income grew 10.9 percent, building on the 9.0 percent growth from last quarter," said Rosalind Brewer, Sam's Club president and CEO. "The combination of the fee increase, Plus member upgrades and Plus member renewals contributed to this momentum. In addition, we saw positive sales results in categories where we introduced new, differentiated merchandise."

U.S. comparable store sales review and guidance

"Our comp of negative 8 basis points for the period was in line with our relatively flat guidance," said Bill Simon, Walmart U.S. president and CEO. "A number of severe winter storms negatively impacted us during the quarter. A solid start to spring and a strong Easter drove positive comps in the back half of the quarter.

"Neighborhood Markets continued to deliver strong results. Comp sales increased approximately 5 percent for the quarter, and net sales have nearly doubled versus two years ago," Simon said. "We saw strength across food and health & wellness, and we're particularly pleased with our overall traffic trend. April marked the 46th consecutive month of positive comps for Neighborhood Market.

"We have solid business fundamentals," said Simon. "We anticipate our recently launched initiatives, including the Walmart 2 Walmart money transfer service and the video game trade-in program, along with continued price investment, will resonate with the customer."

1 See additional information at the end of this release regarding non-GAAP financial measures.

For the 13-week period ending Aug. 1, 2014, Walmart U.S. expects comp store sales to be relatively flat. Last year, Walmart's comp sales declined 0.3 percent for the 13-week period ended July 26, 2013.

"We expect that the combination of the national rollout of Sam's Club Cash Rewards and the launch of our new industry leading cash back credit card will enhance member value to drive stronger membership growth. These programs, along with our improvements in merchandise, are expected to drive better comp sales in the future," added Brewer.

Sam's Club expects comp sales, excluding fuel,1 for the 13-week period ending Aug. 1, 2014 to be flat. Last year comp sales, excluding fuel,1 increased 1.7 percent for the 13-week period ended July 26, 2013.

Walmart U.S. and Sam's Club will report comparable sales for the 13-week period ending Aug. 1, on Aug. 14, when the company reports second quarter results.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 250 million customers and members visit our 10,994 stores under 71 banners in 27 countries and e-commerce websites in 10 countries. With fiscal year 2014 sales of over $473 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre- recorded call offering additional comments on the quarter will be available to all investors. Information included in this release, including reconciliations, and the pre-recorded phone call and related information can be accessed via webcast by visiting the investor information area on the company's website at www.stock.walmart.com. Callers within the U.S. and Canada may dial 877-523-5612 and enter passcode 9256278. All other callers can access the call by dialing 201-689-8483 and entering passcode 9256278.

Editor's Note

High resolution photos of Walmart U.S., Sam's Club and International operations are available for download at stock.walmart.com.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Forward Looking Statements

This release contains statements as to Wal-Mart Stores, Inc. management's forecasts of the company's diluted earnings per share from continuing operations attributable to Walmart for the three months ending July 31, 2014, management's forecast of the company's full-year effective tax rate for the fiscal year ending Jan. 31, 2015 and the company's effective tax rate for the three months ended July 31, 2014, management's forecast of the comparable store sales of the Walmart U.S. segment and the comparable club sales, excluding fuel, of the Sam's Club segment for the 13-week period from May 3, 2014 through Aug. 1, 2014 (and assumptions underlying our forecasts), management's expectation that the Company will continue to invest in price and enhance service to improve sales, and management's expectation that the combination of the national rollout of Sam's Club Cash Rewards and the launch of a new industry leading cash back credit card will enhance member value to drive stronger membership growth and that these programs, along with Sam's Club's improvement in merchandise, will drive better comp sales in the future and other statements concerning Walmart's objectives and plans that the company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase "are expected," "continue to expect, " "expect," "expects," "guidance," "we’ll continue," and "will enhance," in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions; business trends in the company's markets; economic conditions affecting specific markets in which the company operates; competitive initiatives of other retailers and competitive pressures; the amount of inflation or deflation that occurs, both generally and in certain product categories; consumer confidence, disposable income, credit availability, spending levels, spending patterns and debt levels; consumer demand for certain merchandise; customer traffic in Walmart's stores and clubs and average ticket size; consumer acceptance of the company's merchandise offerings; consumer acceptance of the company's stores and merchandise in the markets in which new units are opened; consumer shopping patterns in the markets in which the small store expansion of the Walmart U.S. operating segment occurs; the disruption of seasonal buying patterns in the United States and other markets; geo-political conditions and events; changes in the level of public assistance payments; customers acceptance of new initiatives and program of the company and its operating segments; weather conditions and events and their effects; catastrophic events and natural disasters and their effects; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart's supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart's markets; changes in employment laws and regulations; the cost of healthcare and other benefits; the number of associates enrolling in Walmart's healthcare plans; the availability and cost of appropriate locations for new or relocated units; local real estate, zoning, land use and other laws, ordinances, legal restrictions and initiatives that may prevent the company from building, relocating, or expanding, or that impose limitations on the company's ability to build, relocate or expand, stores in certain locations; availability of persons with the necessary skills and abilities necessary to meet the company’s needs for managing and staffing new units and conducting their operations; availability of necessary utilities for new units; availability of skilled labor; delays in construction and other delays in the opening of new, expanded or relocated units planned to be opened by certain dates; casualty and other insurance costs; accident- related costs; adoption of or changes in tax and other laws and regulations that affect Walmart's business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject and the costs associated therewith; the requirements for expenditures in connection with the FCPA-related matters, including enhancements to Walmart's compliance program and ongoing investigations; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; factors that may affect the company's effective tax rate, including changes in the company's assessment of certain tax contingencies, valuation allowances, changes in law, outcomes of administrative audits, the impact of discrete items, and the mix of earnings among the company’s U.S. and international operations; changes in generally accepted accounting principles; unanticipated changes in accounting estimates or judgments; and other risks. The company discusses certain of the factors described above more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC (in which the company also discusses other factors that may affect its operations, results of operations and comparable store and club sales), and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company's other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
SUBJECT TO RECLASSIFICATION	April 30,
(Dollars in millions, except share data)	2014	2013	Percent Change
Revenues:
Net sales	$114,167	$113,313	0.8%
Membership and other income	793	757	4.8%
Total revenues	114,960	114,070	0.8%
Costs and expenses:
Cost of sales	86,714	85,991	0.8%
Operating, selling, general and administrative expenses	22,053	21,641	1.9%
Operating income	6,193	6,438	(3.8)%
Interest:
Debt	531	507	4.7%
Capital leases	61	66	(7.6)%
Interest income	(24)	(43)	(44.2)%
Interest, net	568	530	7.2%
Income from continuing operations before income taxes	5,625	5,908	(4.8)%
Provision for income taxes	1,914	1,976	(3.1)%
Income from continuing operations	3,711	3,932	(5.6)%
Income from discontinued operations, net of income taxes	15	13	15.4%
Consolidated net income	3,726	3,945	(5.6)%
Less consolidated net income attributable to noncontrolling interest	(133)	(161)	(17.4)%
Consolidated net income attributable to Walmart	$3,593	$3,784	(5.0)%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,711	$3,932	(5.6)%
Less income from continuing operations attributable to noncontrolling interest	(129)	(157)	(17.8)%
Income from continuing operations attributable to Walmart	$3,582	$3,775	(5.1)%

Basic net income per common share:
Basic net income per common share from continuing operations attributable to Walmart	$1.10	$1.14	(3.5)%
Basic net income per common share from discontinued operations attributable to Walmart	0.01	0.01	—%
Basic net income per common share attributable to Walmart	$1.11	$1.15	(3.5)%

Diluted net income per common share:
Diluted net income per common share from continuing operations attributable to Walmart	$1.10	$1.14	(3.5)%
Diluted net income per common share from discontinued operations attributable to Walmart	0.01	—	100.0%
Diluted net income per common share attributable to Walmart	$1.11	$1.14	(2.6)%

Weighted-average common shares outstanding:
Basic	3,233	3,301
Diluted	3,248	3,318

Dividends declared per common share	$1.92	$1.88

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	April 30,	January 31,	April 30,
ASSETS	2014	2014	2013
Current assets:
Cash and cash equivalents	$6,012	$7,281	$8,855
Receivables, net	6,096	6,677	6,191
Inventories	45,315	44,858	43,138
Prepaid expenses and other	1,811	1,909	1,992
Current assets of discontinued operations	453	460	—
Total current assets	59,687	61,185	60,176
Property and equipment:
Property and equipment	174,731	173,089	167,087
Less accumulated depreciation	(59,585)	(57,725)	(53,395)
Property and equipment, net	115,146	115,364	113,692
Property under capital leases:
Property under capital leases	5,529	5,589	5,893
Less accumulated amortization	(3,032)	(3,046)	(3,154)
Property under capital leases, net	2,497	2,543	2,739

Goodwill	19,515	19,510	19,734
Other assets and deferred charges	5,901	6,149	5,846
Total assets	$202,746	$204,751	$202,187

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$3,517	$7,670	$6,255
Accounts payable	36,347	37,415	36,770
Dividends payable	4,648	—	4,649
Accrued liabilities	17,807	18,793	17,282
Accrued income taxes	1,966	966	2,318
Long-term debt due within one year	3,287	4,103	5,967
Obligations under capital leases due within one year	300	309	311
Current liabilities of discontinued operations	70	89	—
Total current liabilities	67,942	69,345	73,552

Long-term debt	45,699	41,771	41,536
Long-term obligations under capital leases	2,742	2,788	3,015
Deferred income taxes and other	8,164	8,017	7,694
Redeemable noncontrolling interest	—	1,491	549

Commitments and contingencies

Equity:
Common stock	323	323	329
Capital in excess of par value	2,111	2,362	3,399
Retained earnings	73,366	76,566	68,489
Accumulated other comprehensive income (loss)	(2,712)	(2,996)	(1,968)
Total Walmart shareholders’ equity	73,088	76,255	70,249
Nonredeemable noncontrolling interest	5,111	5,084	5,592
Total equity	78,199	81,339	75,841
Total liabilities and equity	$202,746	$204,751	$202,187

Wal-Mart Stores, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
SUBJECT TO RECLASSIFICATION	April 30,
(Dollars in millions)	2014	2013
Cash flows from operating activities:
Consolidated net income	$3,726	$3,945
Income from discontinued operations, net of income taxes	(15)	(13)
Income from continuing operations	3,711	3,932
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,250	2,187
Deferred income taxes	26	128
Other operating activities	543	(350)
Changes in certain assets and liabilities:
Receivables, net	613	567
Inventories	(423)	584
Accounts payable	(831)	(743)
Accrued liabilities	(942)	(1,527)
Accrued income taxes	992	116
Net cash provided by operating activities	5,939	4,894

Cash flows from investing activities:
Payments for property and equipment	(2,157)	(2,968)
Proceeds from the disposal of property and equipment	48	35
Other investing activities	(12)	(49)
Net cash used in investing activities	(2,121)	(2,982)

Cash flows from financing activities:
Net change in short-term borrowings	(4,129)	(551)
Proceeds from issuance of long-term debt	4,519	4,977
Payments of long-term debt	(1,574)	(1,088)
Dividends paid	(1,547)	(1,549)
Purchase of Company stock	(626)	(2,246)
Dividends paid to noncontrolling interest	(28)	—
Purchase of noncontrolling interest	(1,626)	(81)
Other financing activities	(166)	(217)
Net cash used in financing activities	(5,177)	(755)

Effect of exchange rates on cash and cash equivalents	90	(83)

Net increase (decrease) in cash and cash equivalents	(1,269)	1,074
Cash and cash equivalents at beginning of year	7,281	7,781
Cash and cash equivalents at end of period	$6,012	$8,855

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles ("GAAP"). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Calculation of Return on Investment and Return on Assets
Management believes return on investment ("ROI") is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.
ROI was 16.7 percent and 17.8 percent for the trailing 12 months ended Apr. 30, 2014 and 2013, respectively. The decline in ROI was primarily due to the decrease in operating income, as well as investments in fixed assets.
We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of eight. When we have discontinued operations, we exclude the impact of the discontinued operations.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of eight for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets ("ROA") to be the financial measure computed in accordance with generally accepted accounting principles ("GAAP") that is the most directly comparable financial measure to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.
Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by Walmart's management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Trailing Twelve Months Ended
		April 30,
(Dollars in millions)		2014	2013
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$26,627	$27,793
+ Interest income		100	190
+ Depreciation and amortization		8,933	8,564
+ Rent		2,859	2,610
Adjusted operating income		$38,519	$39,157

Denominator
Average total assets of continuing operations[1]		$202,240	$199,604
+ Average accumulated depreciation and amortization[1]		59,583	53,692
- Average accounts payable[1]		36,559	36,919
- Average accrued liabilities[1]		17,545	16,972
+ Rent x 8		22,872	20,880
Average invested capital		$230,591	$220,285
Return on investment (ROI)		16.7%	17.8%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$16,330	$17,754
Denominator
Average total assets of continuing operations[1]		$202,240	$199,604
Return on assets (ROA)		8.1%	8.9%

	As of April 30,
Certain Balance Sheet Data	2014	2013	2012
Total assets of continuing operations[2]	$202,293	$202,187	$197,020
Accumulated depreciation and amortization	62,617	56,549	50,835
Accounts payable	36,347	36,770	37,068
Accrued liabilities	17,807	17,282	16,661

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.
2 Total assets of continuing operations as of April 30, 2014, 2013 and 2012 in the table above exclude assets of discontinued operations that are reflected in the Company's Condensed Consolidated Balance Sheets of $453 million, $0 million and $80 million, respectively.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period, minus payments for property and equipment made in that period. Free cash flow was $3.8 billion and $1.9 billion for the three months ended April 30, 2014 and 2013, respectively. The increase in free cash flow was primarily due to the timing of income tax payments and lower capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our condensed consolidated statements of cash flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2014	2013
Net cash provided by operating activities	$5,939	$4,894
Payments for property and equipment	(2,157)	(2,968)
Free cash flow	$3,782	$1,926

Net cash used in investing activities[1]	$(2,121)	$(2,982)
Net cash used in financing activities	$(5,177)	$(755)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for net sales and operating income for the three months ended April 30, 2014.

	Three Months Ended April 30, 2014
	International		Consolidated
(Dollars in millions)	2014	Percent Change	2014	Percent Change
Net sales:
As reported	$32,424	(1.4)%	$114,167	0.8%
Currency exchange rate fluctuations[1]	1,576		1,576
	34,000		115,743
Net sales from acquisitions	—		—
Constant currency net sales	$34,000	3.4%	$115,743	2.1%

Operating income:
As reported	$1,202	3.4%	$6,193	(3.8)%
Currency exchange rate fluctuations[1]	23		23
	1,225		6,216
Operating income (loss) from acquisitions	—		—
Constant currency operating income	$1,225	5.3%	$6,216	(3.4)%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sales Measures and Sam's Club Measures
The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the 13-week period ended May 2, 2014 and Apr. 26, 2013, the projected comparable club sales of Sam's Club for the 13 weeks ending Aug. 1, 2014 and the comparable club sales of Sam's Club for the 13 weeks ended July 26, 2013, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures");

•
the net sales of Sam's Club for the three months ended Apr. 30, 2014 and the percentage increase in the net sales of Sam's Club for the three months ended Apr. 30, 2014 over the net sales of Sam's Club for the three months ended Apr. 30, 2013, in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the segment operating income of Sam's Club for the three months ended Apr. 30, 2014 and 2013 and the percentage increase in the segment operating income of Sam's Club for the three months ended Apr. 30, 2014 over the segment operating income of Sam's Club for the three months ended Apr. 30, 2013, in each case calculated by excluding Sam's Club's fuel sales for the relevant period (collectively with the financial measures described in the immediately preceding bullet point, the "Sam's Club Measures").

We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures. We believe Sam's Club's projected comparable club sales for the 13-week period ending Aug. 1, 2014 calculated by including fuel sales is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the 13-week period ending Aug. 1, 2014 calculated by excluding fuel sales. We believe the reported Sam's Club's net sales, percentage increase in net sales, segment operating income and percentage increase in segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Sam’s Club Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.

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